                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               ------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported): May 25, 1995

                              HANOVER DIRECT, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                     1-12082
                         -----------------------------
                            (Commission File Number)

             Delaware                                         13-0853260
   ----------------------------                          ----------------------
   (State or other jurisdiction                           (I.R.S. Employer
        of incorporation)                                identification number)

      1500 Harbor Boulevard,
      Weehawken, New Jersey                                      07087
      ----------------------                                   ----------
      (Address of principal                                    (Zip Code)
        executive offices)

        Registrant's telephone number, including area code (201) 863-7300

       ------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 2.     Acquisition or Disposition of Assets.

            (a) On May 25, 1995, Hanover Direct, Inc. ("Hanover") purchased from Austad Holdings, Inc., a Delaware corporation (the "Company") formed by The Austad Company, a South Dakota corporation ("Austad"), pursuant to a Stock Purchase Agreement dated as of May 19, 1995 (the "Purchase Agreement") among the Company, Austad, Hanover, David Austad, President of Austad ("Mr. Austad"), both individually and as custodian, Denise Austad ("Mrs. Austad") and certain former stockholders of Austad, 67,500 shares of common stock, par value $1.00 per share, of the Company (constituting 67.5% of the capital stock of the Company) for a purchase price of $1,800,000 in cash. The balance (32.5%) of the outstanding shares of capital stock of the Company is owned by Mr. and Mrs. Austad and their minor children (collectively, the "David Austad Group"), after the redemption of certain outstanding securities of Austad owned by others and certain related transactions. The purchase price was determined as a result of arm's-length negotiations among the parties as to the value of the stock acquired as of the closing date. The cash for the purchase price was derived from Hanover's working capital.

            Austad publishes the Austad's catalog, the largest catalog merchandiser of golf equipment and related apparel and accessories in the United States. Austad emphasizes high quality specialty golf merchandise offered at competitive prices. Its products include a broad mix of proprietary private label goods, as well as quality brand name merchandise. Austad is headquartered in Sioux Falls, South Dakota and operates four retail stores in the midwest region. Austad mails its catalogs nationwide and translates its catalogs for Japanese customers, mailing more than 350,000 catalogs annually to Japan. The Board of Directors of the Company consists of five members, including Mr. Austad and a person designated by him as well as three persons designated by Hanover, including Alan G. Quasha, the Chairman of the Board of Hanover, Jack E. Rosenfeld, the President and Chief Executive Officer of Hanover, and Charles E. Hudson, an officer of a subsidiary of Hanover. Austad will continue to be managed by its existing management team headed by Mr. Austad.

            Concurrent with the execution and delivery of the Purchase Agreement, Hanover Finance Corporation, a wholly-owned subsidiary of Hanover ("Finance"), entered into a loan agreement with Austad pursuant to which Finance lent Austad the sum of $2,200,000 which was applied to repay certain existing indebtedness of Austad to First National Bank of Omaha, N.A. Such loan bears interest at the rate of 10%, is due by May 25, 2000, is subordinated as to security and time of payment to Austad's existing bank indebtedness and is guaranteed by the Company. In addition, Finance entered into a loan agreement with Austad pursuant to which Finance lent Austad the sum of $400,000 which was applied to repay certain indebtedness of Austad to Valley Bank. Such loan bears interest at a fluctuating rate (8.75% per annum through April 1996), is secured by a second mortgage on Austad's office and warehouse facility in Sioux Falls, South Dakota and is due on the earlier of the refinancing of the first mortgage or the sale of the underlying property.

            Pursuant to the Purchase Agreement, Hanover has agreed to make an additional capital contribution of up to $2,200,000 to the Company if certain financial targets are met during the 1995 fiscal year of the Company and Austad. Such additional capital contribution, if any, is to be paid on or before April 30, 1996 either in cash or as an offset against any amount owed by Austad to Hanover or any subsidiary of Hanover (including Finance under the loan agreements described above) on such payment date. The making of the additional capital contribution, if any, by Hanover will not change the relative share ownership of Hanover and the members of the David Austad Group in the Company.

            Concurrent with the execution and delivery of the Purchase Agreement,Hanover and the members of the David Austad Group entered into a stockholders' agreement (the "Stockholders' Agreement"). Pursuant to the Stockholders' Agreement, the members of the David Austad Group received a five-year option (the "Put") exercisable so long as the Company shall not have made an initial public offering of shares of its capital stock, to put his shares of the Company's capital stock to Hanover, for a price to be determined based upon an agreed formula. The Put is also exercisable for certain time periods and at certain prices in certain other events, including the termination of Mr. Austad's employment with the Company and Austad and in the event of Mr. Austad's permanent and total disability or death.

            Concurrent with the execution and delivery of the Purchase Agreement, the Company and certain former stockholders of Austad entered into a warrant agreement pursuant to which the Company granted such persons the right to acquire an aggregate of approximately 2% of the Company's capital stock for a period of five years from the closing date.

            The foregoing description of the Purchase Agreement and related agreements is a summary of certain of the provisions thereof and reference is made to a copy of such Purchase Agreement which is attached hereto as Exhibit 1 and incorporated herein by reference for all of their terms and conditions.

            (b) The Company's principal asset is the stock of Austad. Austad's assets consist of those assets related to the operation of its business as described above. The primary tangible assets of Austad as of March 31, 1995 were real property, computer equipment, store fixtures, warehouse and fulfillment center equipment and inventories. Austad currently intends to continue to use its assets in the manner in which they were used before the acquisition of the stock of its parent company described above.

Item 7.     Financial Statements and Exhibits.

(a)   Financial Statements of Businesses Acquired:

(i) The Austad Company -- Financial Statements for the years ended

                           December 31, 1994 and 1993

Report of Coopers & Lybrand L.L.P.
Balance Sheet as of December 31, 1994 and 1993
Statement of Operations for the years ended
  December 31, 1994 and 1993
Statement of Changes in Shareholders' Equity
  for the years ended December 31, 1994 and 1993
Statement of Cash Flows for the years ended
  December 31, 1994 and 1993
Notes to Financial Statements

(ii) The Austad Company -- Condensed Financial Statements for the periods ended
                                   March 31, 1995 and 1994 (unaudited)

Condensed Balance Sheet as of March 31, 1995
Condensed Statement of Operations for the
  three months ended March 31, 1995 and 1994
Condensed Statement of Cash Flows for the
  three months ended March 31, 1995 and 1994
Notes to Condensed Financial Statements

(b)   Pro Forma Financial Information:

Hanover Direct, Inc. -- Pro Forma Consolidated Condensed Financial Statements (Unaudited )

Introduction
Condensed Consolidated Pro Forma Balance Sheet as of April 1, 1995 Condensed Consolidated Pro Forma Statement of
      Operations for the year ended December 31, 1994
Condensed Consolidated Pro Forma Statement of
      Operations for the three months ended April 1, 1995

(c)   Exhibits:

      (1) Stock Purchase Agreement, dated as of May 19, 1995, among Austad, Hanover, David Austad, individually and as custodian, Denise Austad, the Company and certain former stockholders of Austad.

      Pursuant to paragraph (b)(2) of Item 601 of Regulation S-K, Hanover agrees to furnish supplementally to the Securities and Exchange Commission upon request a copy of any omitted schedule to the Stock Purchase Agreement described above.

                                                                 Item 7 (a) (i)



                               THE AUSTAD COMPANY
                                  ------------

                    REPORT ON AUDITS OF FINANCIAL STATEMENTS

                 for the years ended December 31, 1994 and 1993

                         [COOPERS & LYBRAND LETTERHEAD]


                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
    and Shareholders of

The Austad Company:

                 We have audited the accompanying balance sheets of The Austad Company as of December 31, 1994 and 1993 and the related statements of operations, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                 We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Austad Company as of December 31, 1994 and 1993, and results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

                 As discussed in Note 4 to the financial statements, effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                 The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has incurred substantial losses in each of the last two years, had minimal shareholders' equity at December 31, 1994 and is required to repay its existing bank debt no later than May 31, 1995. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans for resolving these matters include the sale of majority ownership of the Company in connection with a contribution of capital to the Company as described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Minneapolis, Minnesota                              /s/ COOPERS & LYBRAND L.L.P.
May 5, 1995

                               THE AUSTAD COMPANY

                                  BALANCE SHEET

                        as of December 31, 1994 and 1993

                      ASSETS                                                              1994               1993
Current assets:
  Cash and cash equivalents                                                             $   106,386       $   271,069
  Accounts receivable, net                                                                  634,159           943,219
  Inventories                                                                             9,469,653        12,893,039
  Deferred catalog costs                                                                    511,296           770,124
  Refundable income taxes                                                                     2,000           429,450
  Other current assets                                                                       47,255           136,267
                                                                                        -----------       -----------
        Total current assets                                                             10,770,749        15,443,168

Property and equipment, net                                                               3,708,384         3,657,653
Intangibles, net                                                                             32,904            59,959
                                                                                        -----------       -----------

          Total assets                                                                  $14,512,037       $19,160,780
                                                                                        ===========       ===========

  LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Short-term debt                                                                         5,069,519         7,050,450
  Long-term debt, current portion                                                            51,621            48,023
  Capital lease obligations, current portion                                                281,322           193,651
  Accounts payable                                                                        3,184,003         3,766,613
  Customer returns                                                                          737,166           887,013
  Accrued expenses                                                                        1,098,278         1,311,124
                                                                                        -----------       -----------

        Total current liabilities                                                        10,421,909        13,256,874

Long-term debt, less current portion                                                      2,138,089         2,192,500
Capital lease obligations, less current portion                                             931,184           903,522
Notes payable to shareholders                                                               767,878           767,878

Commitments (Note 7)

Shareholders' equity:
  Common stock, $1 par value, 500,000 shares authorized,
      28,963 shares issued and outstanding                                                   28,963            28,963
  Series A preferred stock, $1 par value, 10,328 shares
      authorized and outstanding, $4.46 annual cumula-
      tive dividends, $111.56 per share liquidation
      preference                                                                          1,141,500         1,141,500
  Series B preferred stock, $1 par value, 4,934 shares
      authorized and outstanding, $4.46 annual cumula-
      tive dividends, $111.56 per share liquidation
      preference                                                                            550,437           550,437
  Series C preferred stock, $1 par value, 592 shares
      authorized and outstanding, convertible, voting,
      $111.56 per share liquidation preference                                                  592               592
  Additional paid-in capital                                                                  4,584             4,584
  (Accumulated deficit) retained earnings                                                (1,473,099)          313,930
                                                                                        -----------       -----------

        Total shareholders' equity                                                          252,977         2,040,006
                                                                                        -----------       -----------

          Total liabilities and shareholders' equity                                    $14,512,037       $19,160,780
                                                                                        ===========       ===========

                     The accompanying notes are an integral
                        part of the financial statements.

                               THE AUSTAD COMPANY

                             STATEMENT OF OPERATIONS

                 for the years ended December 31, 1994 and 1993
                                  -----------

                                                                              1994                     1993
                                                                              ----                     ----
Net sales                                                                 $39,197,896             $42,881,713

Cost of sales                                                              24,688,608              28,049,589
                                                                          -----------             -----------
        Gross profit                                                       14,509,288              14,832,124

Selling, general and administrative
    expenses                                                               14,365,241              14,238,707

Depreciation and amortization expense                                         815,371                 679,972
                                                                          -----------             -----------
        Operating loss                                                       (671,324)                (86,555)

Other income (expense):
  Financing costs:
    Amortization of loan origination
        costs                                                                 (60,805)               (104,760)
    Interest                                                               (1,048,236)               (815,987)
                                                                          -----------             -----------

                                                                           (1,109,041)               (920,747)

  Other, net                                                                   (6,664)                (18,993)
                                                                          -----------             -----------
          Net loss                                                        $(1,787,029)            $(1,026,295)
                                                                          ===========             ===========

                     The accompanying notes are an integral
                        part of the financial statements.

                              THE AUSTAD COMPANY

                 STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                for the years ended December 31, 1994 and 1993



                                                                       ------------------
                                                                       $4.46 Cumulative/
                                                                           Redeemable
                                             Common Stock                  Series A
                                          --------------------         --------------------
                                          Shares        Amount         Shares        Amount
                                          ------        ------         ------        ------
Balance, December 31, 1992                 44,817      $ 44,817

Series A preferred stock issued
 in exchange for common stock             (10,328)      (10,328)       10,328       $1,141,500

Series B preferred stock issued
 in exchange for common stock              (4,934)       (4,934)

Series C preferred stock issued
 in exchange for common stock                (592)         (592)

Net loss
                                          -------      --------        ------       ----------
Balance, December 31, 1993                 28,963        28,963        10,328        1,141,500

Net loss
                                          -------      --------        ------       ----------
Balance, December 31, 1994                 28,963        28,963        10,328       $1,141,500
                                          =======      ========        ======       ==========

                                                 Preferred Stock
                                     ------------------------------------
                                      $4.46 Cumulative/
                                         Redeemable         Convertible                        Retained
                                          Series B            Series C         Additional       Earnings           Total
                                     -----------------     ---------------       Paid-In      (Accumulated      Shareholders'
                                     Shares    Amount      Shares   Amount       Capital        Deficit)           Equity
                                     ------    ------      ------   ------     ----------     ------------      -------------
Balance, December 31, 1992                                                      $4,584         $ 3,016,900       $ 3,066,301

Series A preferred stock issued
 in exchange for common stock                                                                   (1,131,172)

Series B preferred stock issued
 in exchange for common stock        4,934   $550,437                                             (545,503)

Series C preferred stock issued
 in exchange for common stock                              592      $592

Net loss                                                                                        (1,026,295)       (1,026,295)
                                     -----   --------      ---      ----        ------         -----------       -----------
Balance, December 31, 1993           4,934    550,437      592       592         4,584             313,930         2,040,006

Net loss                                                                                        (1,787,029)       (1,787,029)
                                     -----   --------      ---      ----        ------         -----------       -----------
Balance, December 31, 1994           4,934   $550,437      592      $592        $4,584         $(1,473,099)      $   252,977
                                     =====   ========      ===      ====        ======         ===========       ===========



                    The accompanying notes are an integral
                       part of the financial statement.

                               THE AUSTAD COMPANY

                             STATEMENT OF CASH FLOWS

                 for the years ended December 31, 1994 and 1993
                                    -------

                                                                                 1994                 1993
                                                                             -----------          -----------
Cash flows from operating activities:
  Net loss                                                                   $(1,787,029)         $(1,026,295)
  Adjustments to reconcile net loss to net
      cash from operating activities:
    Depreciation and amortization                                                876,176              784,732
    Allowance for market decline in inventories                                 (150,000)             790,000
    Other                                                                         (8,856)               3,166
    Change in assets and liabilities, exclusive
        of investing and financing activities:
      Accounts receivable                                                        309,060             (214,030)
      Inventories                                                              3,573,386           (3,389,209)
      Deferred catalog costs                                                     258,828               15,661
      Refundable income taxes                                                    427,450             (429,450)
      Other current assets                                                        89,012              (15,138)
      Accounts payable                                                          (808,782)              44,299
      Customer returns                                                          (149,847)            (110,227)
      Accrued expenses                                                          (212,846)             256,848
                                                                             -----------          -----------

        Net cash provided by (used in) operating
            activities                                                         2,416,552           (3,289,643)
                                                                             -----------          -----------

Cash flows from investing activities:
  Purchases of property and equipment                                           (534,625)            (482,882)
  Proceeds from sale of property and equipment                                    57,500
                                                                             -----------          -----------

        Net cash used in investing activities                                   (477,125)            (482,882)
                                                                             -----------          -----------

Cash flows from financing activities:
  Proceeds from issuance of debt                                               5,069,519            9,322,975
  Payments on debt                                                            (7,101,263)          (6,607,002)
  Payments on notes payable to shareholders                                                          (241,000)
  Payments on capital lease obligations                                         (264,788)             (79,127)
  Increase in cash overdraft                                                     226,172              421,844
  Payment of loan origination costs                                              (33,750)            (164,719)
                                                                             -----------          -----------
        Net cash (used in) provided by financing
            activities                                                        (2,104,110)           2,652,971
                                                                             -----------          -----------
Decrease in cash and cash equivalents                                           (164,683)          (1,119,554)

Cash and cash equivalents:
  Beginning of year                                                              271,069            1,390,623
                                                                             -----------          -----------

  End of year                                                                $   106,386          $   271,069
                                                                             ===========          ===========


                     The accompanying notes are an integral
                        part of the financial statements.

                               THE AUSTAD COMPANY

                          NOTES TO FINANCIAL STATEMENTS

                                -------------

 1.      Business Description and Significant Accounting Principles:

         BUSINESS DESCRIPTION:

         The Company's operations consist principally of the worldwide mail order distribution of sports and leisure equipment, and related apparel and accessories, specializing in golf. In addition, the Company maintains retail stores in Blaine and Edina, Minnesota; Oak Brook, Illinois and Sioux Falls, South Dakota. Sales to customers are primarily by cash, credit card or credit terms that the Company establishes for individual customers.

         CASH AND CASH EQUIVALENTS:

         The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The cash balances are concentrated primarily in two banks.

         ACCOUNTS RECEIVABLE, NET:

         Accounts receivable is comprised primarily of amounts due from worldwide distributors of the Company's products and amounts due from lessees of the Company's mailing lists, net of an allowance for doubtful accounts.

         Four distributors and one lessee comprised approximately 47% of the December 31, 1994 accounts receivable balance. Of the 47%, approximately one-half is comprised of foreign distributors. Four distributors and one lessee comprised approximately 61% of the December 31, 1993 accounts receivable balance. Of the 61%, approximately one-third is comprised of foreign distributors.

         The Company performs ongoing credit evaluations of its customers, generally does not require collateral and maintains an allowance for potential credit losses.

         INVENTORIES:

         Inventories are stated at the lower of cost or market with cost determined on the weighted average method.

         PROPERTY AND EQUIPMENT:

         Property and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization of property and equipment are computed on the straight-line method over estimated useful asset lives (shorter of asset life or lease term for leasehold improvements).

                                  Continued

                               THE AUSTAD COMPANY

                                 -----------

 1. Business Description and Significant Accounting Principles, continued:

         PROPERTY AND EQUIPMENT, continued:

         Expenditures for maintenance and repairs and minor renewals and betterments which do not improve or extend the life of the respective assets are expensed. All other expenditures for renewals and betterments are capitalized. The assets and related depreciation accounts are adjusted for property retirements and disposals with the resulting gain or loss included in income. Fully depreciated assets remain in the accounts until retired from service.

         REVENUE RECOGNITION AND MERCHANDISE RETURNS:

         The Company's policy is to recognize revenue upon shipment of inventory. The Company records prepaid customer orders as a liability until the inventory is shipped. The Company's policy is to accept returns of merchandise throughout the product's life with normal use. The Company will accept trade-in of used clubs for in-store credit. The Company records a liability in connection with sales activity for projected merchandise returns based on historical return experience.

         DEFERRED CATALOG COSTS:

         The Company defers and amortizes catalog preparation and distribution costs over the projected sales demand of the catalogs, which is principally three to six months from the date catalogs are mailed.

         PREOPENING COSTS:

         Advertising, sales promotion and expenditures associated with opening of new locations are charged to operations as incurred.

         INCOME TAXES:

         Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). SFAS No. 109 requires recognition of deferred income tax assets and liabilities for the expected future tax consequences of events

                                  Continued

                               THE AUSTAD COMPANY

                                 ------------

 1. Business Description and Significant Accounting Principles, continued:

         INCOME TAXES, continued:

         that have been included in the financial statements or tax returns. Under this method, deferred income tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using currently enacted tax rates in effect for the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

         USE OF ESTIMATES:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 2.      Other Financial Statement Data:

         The following provides additional information concerning selected balance sheet accounts at December 31, 1994 and 1993:

                                                                                  1994                1993
                                                                                  ----                ----
         Property and equipment:
           Land                                                              $    42,341          $    42,341
           Buildings and improvements                                          2,204,753            2,160,790
           Equipment, furniture and leasehold
               improvements                                                    4,384,995            4,508,154
           Capitalized lease property                                          1,556,427            1,176,300
                                                                             -----------          -----------
                                                                               8,188,516            7,887,585
           Less accumulated depreciation and amorti-
               zation (including $256,931 in 1994
               and $44,146 in 1993 related to
               capitalized lease property)                                    (4,480,132)          (4,229,932)
                                                                             -----------          -----------
                                                                             $ 3,708,384          $ 3,657,653
                                                                             ===========          ===========
         Accrued expenses:
           Payroll and accrued vacation                                      $   325,603          $   442,037
           Payroll, property and sales taxes                                     160,587              157,143
           Advance payments on orders                                            436,964              388,250
           Accrued promotions                                                     14,919              163,684
           Accrued commissions                                                    71,225               62,501
           Other                                                                  88,980               97,509
                                                                             -----------          -----------
                                                                             $ 1,098,278          $ 1,311,124
                                                                             ===========          ===========


                                  Continued

                               THE AUSTAD COMPANY

                                     ------

 2.      Other Financial Statement Data, continued:

         Accounts payable included a cash overdraft of $648,016 and $421,844 at December 31, 1994 and 1993, respectively, in connection with the Company's controlled disbursements account.

         Selling, general and administrative expenses are net of revenues from shipping and handling, list rentals, package inserts and fulfillment of $3,807,660 and $4,402,607 for the years ended December 31, 1994 and 1993, respectively.

         The following provides supplemental disclosures of cash flow activity for the years ended December 31, 1994 and 1993:

                                                                              1994                     1993
                                                                              ----                     ----
         Cash paid (received) during the
             year for:
           Interest                                                        $1,033,069              $  808,630
           Income taxes                                                      (427,450)                429,450

         Noncash investing and financing
             activities:
           Property and equipment acquired
               through capital lease
               obligations                                                    380,121               1,176,300


 3.      Financing Arrangements:

         The Company's short-term and long-term debt consists of the following at December 31, 1994 and 1993:

                                                                            1994                     1993
                                                                            ----                     ----
         Revolving loan                                                   $ 5,069,519             $ 7,050,450
         Mortgage loan                                                      2,189,710               2,240,523
                                                                          -----------             -----------
                 Total short-term and
                     long-term debt                                         7,259,229               9,290,973

         Less current portion                                              (5,121,140)             (7,098,473)
                                                                          -----------             -----------
         Long-term portion                                                $ 2,138,089             $ 2,192,500
                                                                          ===========             ===========


                                  Continued

                               THE AUSTAD COMPANY

                                     ------

 3.      Financing Arrangements, continued:

         During 1993, the Company entered into a revolving loan agreement with a bank which allowed for borrowings of up to $8,500,000 as of December 31, 1993 at an interest rate equal to the prime rate plus 2%. The prime rate at December 31, 1994 and 1993 was 8.5% and 6%, respectively. In January 1994, the revolving loan agreement commitment was increased to allow borrowings of up to $9,500,000, less outstanding letters of credit, based on adequacy of underlying collateral, and as of June 1, 1994, had been amended to extend through December 21, 1994. At December 21, 1994, the revolving agreement was decreased to $6,500,000 and was amended to extend through March 31, 1995. At March 31, 1995, the revolving loan agreement was amended to extend through May 31, 1995 (see Note 9 - Subsequent Events).

         The loan is collateralized by accounts receivable, inventories, property and equipment and intangible assets of the Company, and the president of the Company has signed as a guarantor. In addition, the agreement contains provisions for the bank to provide letters of credit to the Company. As of December 31, 1994, the Company had outstanding letters of credit totaling $13,400. As of December 31, 1993, the Company did not have any outstanding letters of credit.

         The Company was required to maintain a specified tangible net worth ratio, but did not meet this covenant in 1993 and through June 1, 1994. Under the June 1, 1994 amended agreement, this covenant was deleted. Under the June 1, 1994 amended agreement, the Company was required to attain prescribed minimum year-to-date net profits before taxes, but did not meet this covenant in 1994. Under the December 21, 1994 amended agreement, the Company was required to attain prescribed pretax net profits as of January 31, 1995, February 28, 1995 and March 31, 1995, which it likewise did not meet. In addition, the revolving loan agreement contains covenants including limitations on incurrence of debt, granting of liens, payment of dividends, investments, capital expenditures, merger or consolidation, loans or advances to related parties and capital stock transactions.

         During 1993, the Company entered into a mortgage loan agreement with the bank for $2,272,525, which bears interest at a rate of 8.75%. Monthly principal and interest payments are $20,100 with a final payment of $1,600,080 due in March 2003.

                                  Continued

                               THE AUSTAD COMPANY

                                     ------

 3.      Financing Arrangements, continued:

         Aggregate maturities of bank debt are as follows:

                             1995                                          $5,121,140
                             1996                                              57,878
                             1997                                              64,174
                             1998                                              69,937
                             1999                                              76,217
                          Thereafter                                        1,869,883
                                                                           ----------

                                                                           $7,259,229
                                                                           ==========

         The Company has notes payable to shareholders of $767,878 as of December 31, 1994 and 1993. Interest expense paid to shareholders was $69,109 and $79,865 in 1994 and 1993, respectively. The notes are payable at the Company's option, accrue interest at 9% payable quarterly and are subordinated to the bank debt discussed above.

 4.      Income Taxes:

         In years prior to 1993, the shareholders of the Company had elected to be taxed as an S Corporation under the Internal Revenue Code. In March 1993, the shareholders terminated the Company's S Corporation election, effective January 1, 1993.

         Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This change in accounting for income taxes had no effect on the Company's financial position, results of operations and cash flows.

         As of December 31, 1994 and 1993, the Company has a net deferred income tax asset of approximately $2,488,000 and $889,000, respectively, which are offset by a valuation allowance based on the uncertainty associated with ultimate realization of the deferred income tax asset. The principal sources of temporary differences include the allowance for sales returns, deferred catalog costs, allowance for inventory write-downs and other accrued expenses, such as accrued vacation and accrued gift certificates.

         As of December 31, 1994, the net deferred income tax asset includes asset amounts arising from net operating loss (NOL) carryforwards of approximately $1,586,000, $157,000 and $125,000 available for federal, Minnesota and Illinois income tax purposes, respectively. These carryforwards expire in 2008 and 2009.

                                  Continued

                               THE AUSTAD COMPANY

                                     ------

 4.      Income Taxes, continued:

         Under the Internal Revenue Code, certain corporate stock transactions into which the Company may enter in the future could limit the amount of NOL carryforwards which may be utilized and the timing of the NOL utilization. Ultimate realization of the NOL carryforwards is dependent on the Company attaining profitable operations and compliance with certain requirements regarding any further changes in shareholder control (see Note 9 - Subsequent Events).

 5.      Retirement Plans:

         The Company has a profit-sharing plan which includes a 401(k) component that covers substantially all employees. Contributions to the profit-sharing component of the plan are at the discretion of the Board of Directors and the Company matches employee contributions to the 401(k) component of the plan, up to a maximum of $200 per employee. The Company contributed $21,160 and $16,575 to the plan for the years ended December 31, 1994 and 1993, respectively.

 6.      Shareholders' Equity:

         During 1993, the Company approved agreements with four shareholders for the exchange of 15,854 shares of their common stock for preferred stock. The preferred stock was recorded at its estimated fair value on the effective date of the transaction. The Company issued 10,328 shares of Series A cumulative, redeemable preferred stock and 4,934 shares of Series B cumulative, redeemable preferred stock which accumulate dividends at a rate of $4.46 per share per year, commencing January 1, 1995, and also issued 592 shares of Series C noncumulative, convertible preferred stock.

         The Company did not pay or accrue any dividends during 1994 and 1993. The Company is restricted from paying dividends on its common stock if Series A and Series B preferred stock is outstanding.

         Series A cumulative, redeemable and Series B cumulative, redeemable preferred stock have a liquidation preference over the common stock and the Series C preferred stock equal to $111.56 per share plus unpaid dividends. Payments to Series A

                                  Continued

                               THE AUSTAD COMPANY

                                     ------

 6.      Shareholders' Equity, continued:

         and Series B preferred shareholders are to be made on a pro rata basis. Series A and Series B preferred stock are redeemable at the discretion of the Board of Directors between January 1, 1996 and June 30, 1996, at a value for the Series A preferred stock of $1,141,500 plus cumulative dividends and plus an amount based on 22.83% times the difference, if positive, between 1) five times fiscal 1995 earnings before interest, tax, depreciation, amortization and extraordinary and nonrecurring amounts less capital expenditures and outstanding debt; and 2) $5,000,000, and at a value of $111.56 per share plus cumulative dividends for the Series B preferred stock.

         Series C preferred stock has liquidation preference over the common stock equal to $111.56 per share. The Series C may be converted to common stock on a share-for-share basis at the shareholder's discretion within 15 days after notice by the Company of its intention to conduct an initial public offering of its common stock, subject to certain limitations.

         The Company has an agreement with its common stock shareholders that allows the Company to have the first option of purchasing the stock of a selling shareholder. If the Company does not purchase the stock, the other shareholders have the second option to purchase the stock based on their proportionate ownership of stock. The purchase price per share is the lower of the price per share from a bona fide third-party offer or the book value of the shares on the last day of the fiscal year ending on or before the date of the offer to sell.

 7.      Commitments:

         OPERATING LEASES:

         The Company is committed under operating lease agreements covering their retail stores. The operating leases expire in varying terms through March 2005, and certain leases include escalation provisions. The Company is generally required to pay additional rent based on a percentage of sales. In addition to rental payments, the Company is required to reimburse the lessors for various operating expenses including a pro rata share of real estate taxes and common area expenses.

                                  Continued

                               THE AUSTAD COMPANY

                                     ------

 7.      Commitments, continued:

         OPERATING LEASES, continued:

         Total rent expense includes the following:

                                                                                    1994               1993
                                                                                    ----               ----
         Minimum rent                                                             $301,032           $308,567
         Percentage rent based on sales                                             64,848             71,260
         Real estate taxes and other expenses                                       67,278             24,846
                                                                                  --------           --------

                                                                                  $433,158           $404,673
                                                                                  ========           ========

         FUTURE MINIMUM LEASE PAYMENTS:

         As of December 31, 1994, future minimum lease payments (excluding percentage rents based on sales) due under capital lease and existing noncancellable operating leases with remaining terms of greater than one year are as follows:

                                                                                Capital            Operating
                                                                                Leases               Leases
                                                                              ----------           ----------
                             1995                                             $  395,295           $  304,856
                             1996                                                402,419              292,297
                             1997                                                391,467              293,017
                             1998                                                282,581              296,235
                             1999                                                                     262,934
                          Thereafter                                                                  613,101
                                                                              ----------           ----------

         Total minimum lease payments                                          1,471,762           $2,062,440
                                                                                                   ==========

         Less amounts representing interest                                      259,256
                                                                              ==========
         Capital lease obligations,
             including current maturities
             of $281,322 with interest
             ranging from 5.35% to 17.4%                                      $1,212,506
                                                                              ==========

         EMPLOYEE AGREEMENTS:

         During 1993, the Company entered into a two-year noncompete agreement with a shareholder and former employee. Under the terms of the agreement, the Company is required to make monthly payments of $6,250 from August 1, 1993 through July 31, 1995, in addition to paying medical and health insurance premiums and certain membership fees. Expenses under this agreement were $78,535 and $35,655 in 1994 and 1993, respectively, and are included in selling, general and administrative expenses.

                                  Continued

                               THE AUSTAD COMPANY

                                     ------

 7.      Commitments, continued:

         EMPLOYEE AGREEMENTS, continued:

         During 1993, the Company entered into a noncompete agreement with another shareholder and former employee. Under the terms of the agreement, the Company made payments of $132,500 during 1993. The agreement was amended effective December 31, 1993, whereby the Company is required to make quarterly payments of $10,000 from March 31, 1994 through December 1998. Expenses under this agreement were $40,000 and $132,500 in 1994 and 1993, respectively, and are included in selling, general and administrative expenses.

         PHANTOM STOCK PLAN:

         In November 1993, the Board of Directors (the Board) approved a unfunded Phantom Stock Plan (the Plan) to provide incentive deferred compensation for certain key employees of the Company. The value of the incentive deferred compensation is measured based on performance units awarded to eligible employees by the Board. Performance units vest at a rate of 20% per year on the anniversary of the grant date, provided the participant remains an employee of the Company. If a participant is terminated, the participant is entitled to receive their vested portion. Payments are to be made either in a lump sum or, at the Board's sole discretion, in equal annual installments of principal and interest over five years.

         Participants become fully vested upon termination of employment with the Company due to death, disability or retirement or upon termination of the Plan.

         The value of a performance unit is equal to the net book value of an outstanding share of the Company's common stock as of the end of the fiscal year immediately preceding the date of grant. The Plan has not awarded any performance units as of December 31, 1994.

 8.      Foreign Sales:

         Foreign sales, primarily to distributors located in Japan, Canada, Sweden and Great Britain were $1,601,608 and $1,905,898 during 1994 and 1993, respectively.

                                  Continued

                               THE AUSTAD COMPANY

                                     ------

 9.      Subsequent Events:

         FINANCING ARRANGEMENTS:

         Subsequent to year end, the Company entered into an amendment to its revolving loan agreement whereby the agreement was extended through May 31, 1995 and the maximum borrowings from May 10, 1995 through May 31, 1995 were decreased to $5,000,000.

         SALE OF MAJORITY OWNERSHIP:

         Subsequent to year end, the Company entered into a nonbinding letter of intent whereby majority ownership of the Company would be transferred to an unaffiliated third party. As part of the change in control, the new shareholder indicated it would make a capital contribution and a loan to the Company, the proceeds of which would be used for the redemption of stock of certain shareholders, a distribution to a shareholder and partial payment of the Company's indebtedness. As part of this transaction, if it is consummated, the Company plans to refinance its remaining obligations under the existing revolving loan agreement.

                                                                 Item 7 (a) (ii)




                              THE AUSTAD COMPANY

                        CONDENSED FINANCIAL STATEMENTS

                  THREE MONTHS ENDED MARCH 31, 1995 AND 1994

                                 (Unaudited)

                               THE AUSTAD COMPANY
                             CONDENSED BALANCE SHEET
                              AS OF MARCH 31, 1995
                                   (Unaudited)

                                     ASSETS

 Current assets:
       Cash and cash equivalents                                     $   127,579
       Accounts receivable, net                                          892,775
       Inventories                                                    10,065,102
       Prepaid catalog costs                                           1,066,276
       Other current assets                                               45,134
                                                                     -----------
                  Total current assets                                12,196,866

Property and equipment, net                                            3,538,119
Intangible assets, net                                                    38,884
                                                                     -----------
                  Total assets                                       $15,773,869
                                                                     ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
       Short-term debt                                               $ 5,830,188
       Long-term debt, current portion                                    52,261
       Capital lease obligations, current portion                        292,883
       Accounts payable                                                4,162,202
       Customer returns and accrued expenses                           1,560,874
                                                                     -----------
                 Total current liabilities                            11,898,408

Long-term debt                                                         2,124,342
Capital lease obligations                                                855,051
Notes payable to shareholders                                            767,878

Shareholders' equity
       Common stock                                                       28,963
       Series A preferred stock                                        1,141,500
       Series B preferred stock                                          550,437
       Series C preferred stock                                              592
       Additional paid in capital                                          4,584
       Retained earnings                                              (1,597,886)
                                                                     -----------
                 Total shareholders' equity                              128,190
                                                                     -----------

                 Total liabilities and shareholders' equity          $15,773,869
                                                                     ===========

                               THE AUSTAD COMPANY
                        CONDENSED STATEMENT OF OPERATIONS
                                    (Unaudited)

                                                     For the three months ended
                                                ------------------------------------
                                                 March 31, 1995       March 31, 1994
                                                ---------------       --------------
Net sales                                       $     9,163,157       $   10,720,103

Cost of sales                                         5,830,512            6,963,497
                                                ---------------       --------------

               Gross profit                           3,332,645            3,756,606

Selling, general and administrative
    expenses                                          3,197,462            3,998,248
                                                ---------------       --------------

               Operating income (loss)                  135,183             (241,642)

Other expense:
     Interest                                           259,968              238,632
                                                ---------------       --------------

               Net loss                         $      (124,785)      $     (480,274)
                                                ===============       ==============

                               THE AUSTAD COMPANY
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (unaudited)

                                                             For the three months ended
                                                          -------------------------------
                                                           March 31, 1995  March 31, 1994
                                                          ---------------  --------------
Cash flows from operating activities
    Net loss                                              $  (124,785)     $  (480,274)
    Adjustments to reconcile net loss to
         cash from operating activities:
         Depreciation and amortization                        204,171          216,331
         Decline in inventory values                          (10,000)        (167,627)
         Changes in assets and liabilities:
             Accounts receivable                             (258,616)          78,268
             Inventories                                     (585,449)        (519,047)
             Prepaid catalog costs                           (554,980)        (993,246)
             Other current assets                               4,121          436,981
             Accounts payable                                 978,198        2,507,181
             Customer returns and accrued expenses           (274,570)        (889,056)
                                                          -----------      -----------

                Net cash (used in) provided by
                    operating activities                     (621,910)         189,511
                                                          -----------      -----------

Cash flows from investing activities
    Purchase of property, plant and equipment                 (24,887)        (156,478)
                                                          -----------      -----------

                Net cash used in investing activities         (24,887)        (156,478)
                                                          -----------      -----------

Cash flows from financing activities
    Borrowing (payments)  of debt, net                        747,562          (96,503)
    Payments on capital lease obligations                     (64,572)         (70,969)
    Payment of loan origination costs                         (15,000)            --

                Net cash provided by (used in)            -----------      -----------
                    financing activities                      667,990         (167,472)
                                                          -----------      -----------

    Increase (Decrease) in cash and cash equivalents           21,193         (134,439)

    Cash and cash equivalents:
         Beginning of period                                  106,386          271,069
                                                          -----------      -----------

         End of period                                    $   127,579      $   136,630
                                                          ===========      ===========

                               THE AUSTAD COMPANY
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1995

1.        Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with Rule 10-01 of Regulation S-X and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations or cash flows in conformity with generally accepted accounting principles. Reference should be made to the annual financial statements, including the footnotes thereto, described in Item 7(a) of this Form 8-K and filed as part of this Current Report.

2.       Transaction with Shareholders

Under a stock redemption agreement dated April 29, 1995, The Austad Company redeemed all outstanding shares not owned by the President and his immediate family in exchange for a $1.2 million promissory note. The promissory note was paid in May 1995.

3.       Acquisition by Hanover Direct, Inc.

On May 25, 1995, Austad Holdings, Inc. (a Delaware corporation formed by The Austad Company), The Austad Company and its current and former shareholders entered into various agreements with Hanover Direct, Inc. ("Hanover") and its wholly-owned subsidiaries which provided for, among other things, the following:

         Austad Holdings, Inc. acquired 100% of the outstanding common stock of The Austad Company.

         Hanover acquired 67.5% of the outstanding common stock of Austad Holdings, Inc. for a cash payment of $1.8 million. The remaining 32.5% of Austad Holdings, Inc.'s common stock is held by the President of The Austad Company and his immediate family. The President and his immediate family received a five year option, subject to certain limitations, to put their 32.5% ownership interest to Hanover at a price to be determined based upon an agreed formula.

         Austad Holdings, Inc. granted certain former shareholders of The Austad Company the right to acquire an aggregate of approximately 2% of Austad Holdings, Inc.'s capital stock for a period of five years.

         Hanover provided a loan of $2.2 million to The Austad Company. The loan bears interest at the rate of 10% per annum and is payable through May 25, 2000 based on The Austad Company's free cash flow, as defined, and is subordinated to certain outstanding indebtedness of The Austad Company.

         In the event that The Austad Company reaches certain earnings goals in 1995, Hanover is required to contribute up to $2.2 million to The Austad Company. Such contribution can be in cash or through forgiveness of any outstanding indebtedness, including the $2.2 million loan discussed above.

         Hanover provided a loan of $.4 million to The Austad Company which is secured by a second mortgage on The Austad Company's office and warehouse in Sioux Falls, South Dakota. The loan bears interest at a fluctuating rate (8.75% per annum through April 1996). The loan is repayable in the event that The Austad Company's office and warehouse are sold or its first mortgage on the building is refinanced.

         Hanover will provide various direct marketing services to The Austad Company pursuant to a cost sharing and reimbursement agreement.

         The Austad Company paid the $1.2 million promissory note due to the former shareholders of The Austad Company (see note 2 above).

                                                                   Item 7 (b)



                              HANOVER DIRECT, INC.

            PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                 (Unaudited)

                              HANOVER DIRECT, INC.

            PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

The following represents the consolidated condensed balance sheet of Hanover at April 1, 1995 and the consolidated condensed statements of operations of Hanover for the year ended December 31, 1994 and for the 13 weeks ended April 1, 1995 as adjusted to reflect the pro forma impact of the acquisition of The Austad Company which was consummated on May 25, 1995.

The adjustments to the consolidated condensed statement of operations for the year ended December 31, 1994 and the 13 weeks ended April 1, 1995 reflect the impact of the acquisition of The Austad Company as if the transaction occurred at the beginning of the respective periods.

The adjustments to the consolidated condensed balance sheet as of April 1, 1995 reflect the impact of the acquisition of The Austad Company as if the transaction occurred on April 1, 1995.

The Pro Forma Unaudited Consolidated Condensed Financial Statements include the historical unaudited financial statements of Hanover and The Austad Company which have been adjusted for transactions and changes that will occur in connection with the acquisition and to reflect entries, based on estimated amounts, that are to be made in accordance with the purchase method of accounting. The pro forma information is not necessarily indicative of the results that would have occurred or that may be achieved in the future.

The Pro Forma Unaudited Consolidated Condensed Financial Statements should be read in connection with the historical financial statements of The Austad Company described in Item 7(a) and filed as part of this Current Report.

                                           HANOVER DIRECT, INC.
                          CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET

                                           (unaudited)

 (in thousands)

                                                Hanover         The Austad
      ASSETS                                  Direct, Inc.       Company
                                             April 1, 1995    March 31, 1995       Adjustments   As adjusted
                                             -------------    --------------       -----------   -----------
 Current assets:
      Cash and cash equivalents               $   1,215         $    128                  -      $   1,343
      Accounts receivable, net                   20,835              893                  -         21,728
      Inventories                                88,283           10,065            $  (500)(a)     97,848
      Deferred catalog costs                     36,824            1,066                  -         37,890
      Other current assets                        6,529               45                    (n)      6,574
                                              ---------         --------            -------      ---------
          Total current assets                  153,686           12,197               (500)       165,383

 Property and equipment, net                     50,656            3,538                196 (b)     54,390
 Intangible assets, net                          63,929               39              2,976 (c)     66,944
                                              ---------         --------            -------      ---------
          Total assets                        $ 268,271         $ 15,774            $ 2,672      $ 286,717
                                              =========         ========            =======      =========

      LIABILITIES AND SHAREHOLDERS' EQUITY

 Current liabilities:
      Notes and dividends payable                     -                -            $ 1,800 (d)          -
                                                                                     (1,800)(e)
      Short-term debt                                 -         $  5,830             (1,432)(g)  $   4,398
      Long-term debt, current portion         $     814              346                  -          1,160
      Accounts payable                           83,552            4,162                  -         87,714
      Customer returns and accrued expenses      25,463            1,561              1,000 (h)     28,024
                                              ---------         --------            -------      ---------
                                                109,829           11,899               (432)       121,296

 Long-term debt                                  45,863            2,124              4,400 (k)     51,987
                                                                                       (400)(f)
                                                                                      2,200 (i)
                                                                                     (2,200)(j)
 Capital lease obligations                        1,031              855                  -          1,886
 Other                                            1,065                -                  - (l)      1,065
 Notes payable to shareholders                        -              768               (768)(e)          -


 Shareholders' equity
      Common stock                               62,033               29                (29)(m)     62,033
      Series A preferred stock                    1,615            1,142             (1,142)(m)      1,615
      Series B preferred stock                    5,500              550               (550)(m)      5,500
      Series C preferred stock                        -                1                 (1)(m)          -
      Additional paid in capital                253,348                4                 (4)(m)    253,348

      Retained earnings                        (206,050)          (1,598)             1,598 (m)   (206,050)
                                              ---------         --------            -------      ---------
                                                116,446              128               (128)       116,446
      Other equity                               (5,963)               -                  -         (5,963)
                                              ---------         --------            -------      ---------
                                                110,483              128               (128)       110,483
                                              ---------         --------            -------      ---------
                                                                                                         -
      Total liabilities and
      shareholders' equity                    $ 268,271         $ 15,774            $ 2,672      $ 286,717
                                              =========         ========            =======      =========


 (a) Represents increase in inventory reserve from $700 to $1,200 to reflect revised Hanover product strategies.

 (b) Represents adjustment to reflect estimated fair value of Austad's property and equipment.

 (c) Represents excess of purchase price over net tangible assets acquired. Primarily represents customer list, trade name and goodwill.

 (d) Represents conversion of Austad's minority shareholders's equity to notes payable by Austad and declaration of a dividend prior to the transaction with Hanover.

 (e) Represents payment of notes payable to minority shareholders and payment of dividend.

 (f) Represents payment of $400 on the first mortgage on Austad office and warehouse.

 (g) Represents remaining proceeds from loan from Hanover used to reduce outstanding short-term debt after payment of notes and dividends payable and $400 mortgage.

 (h)         Represents accruals for transaction and transition costs.

 (i)         Represents $2,200 loan to Austad from Hanover.

 (j) Represents $2,200 loan to Austad from Hanover eliminated in consolidation.

 (k)         Represents Hanover borrowings for investment in and loan to Austad.

 (l) 32.5% minority interest shown as zero due to Austad's negative equity.

 (m)         Represents elimination of Austad opening equity balances.

 (n) The deferred tax asset relating to Austad's net operating loss carryforwards is fully reserved.

                              HANOVER DIRECT, INC.
            CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                   (Unaudited)
              Dollar amounts in thousands, except per share amounts

                                                    Hanover             The Austad
                                                  Direct, Inc.           Company             Adjustments      As adjusted
                                                  ------------          ----------           -----------      -----------
Net sales                                         $    768,884          $   39,198                            $   808,082

Cost of sales                                          486,477              24,689           $       (76)(c)      514,897

                                                                                                   3,807 (b)
                                                  ------------          ----------           -----------     -----------

              Gross profit                             282,407              14,509                (3,731)         293,185

Selling, general and administrative
    expenses                                           266,432              15,180                   148 (a)      277,953

                                                                                                  (3,807)(b)
                                                  ------------          ----------           -----------     -----------

              Operating income (loss)                   15,975                (671)                  (72)          15,232


Other expense

       Interest                                          2,813               1,109                   240 (d)        4,162

       Other, net                                        1,833                   7                     0 (e)        1,840
                                                  ------------          ----------           -----------      -----------

              Income (loss) before taxes                11,329              (1,787)                 (312)           9,230

              Income tax benefit                         3,509                   0                     0            3,509
                                                  ------------          ----------           -----------      -----------

              Net income                                14,838              (1,787)                 (312)          12,739

              Preferred stock dividends                    135                                                        135
                                                  ------------          ----------           -----------      -----------

              Net loss applicable to common       $     14,703          $   (1,787)          $      (312)     $    12,604
                                                  ============          ==========           ===========      ===========

              EPS applicable to common            $       0.16                                                $      0.14

              Average shares outstanding            93,285,190                                                 93,285,190


(a) Reflects the revised depreciation of property and equipment and amortization of goodwill and intangible assets.

(b) Reflects the reclassification of certain Austad expenses to conform to Hanover's method of presentation.

(c) Reflects the cost savings to Austad from the reduced telecommunication rate under Hanover's contract.

(d) Reflects increased interest expense from the $4,400 of incremental Hanover borrowings, partially offset by reduced interest expense from the reduction of Austad's short term borrowings.

(e) Due to the debit balance in the minority interest account, there is no minority interest impact on the statement of operations.

                              HANOVER DIRECT, INC.
            CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED APRIL 1, 1995
                                   (unaudited)

              Dollar amounts in thousands, except per share amounts

                                                     Hanover            The Austad
                                                  Direct, Inc.           Company             Adjustments      As adjusted
                                                  ------------          ----------           -----------      -----------
Net sales                                         $    176,592          $    9,163                            $   185,755

Cost of sales                                          113,687               5,831           $       (19)(c)      120,451

                                                                                                     952 (b)
                                                  ------------          ----------           -----------      -----------
              Gross profit                              62,905               3,332                  (933)          65,304

Selling, general and administrative
    expenses                                            67,052               3,405                    37 (a)       69,542

                                                                                                    (952)(b)
                                                  ------------          ----------           -----------      -----------

              Operating loss                            (4,147)                (73)                  (18)          (4,238)

Other income (expense)
       Interest                                            666                 260                    29 (d)          955
                                                  ------------          ----------           -----------      -----------

Loss before taxes                                       (4,813)               (333)                  (47)(e)       (5,193)

Income tax provision                                        90                                                         90
                                                  ------------          ----------           -----------      -----------

Net loss                                                (4,903)               (333)                  (47)(e)       (5,283)

Preferred stock dividends                                   45                                                         45
                                                  ------------          ----------           -----------      -----------

Net loss applicable to common stock               $     (4,948)         $     (333)          $       (47)     $    (5,328)
                                                  ============          ==========           ===========      ===========

EPS applicable to common stock                    $      (0.05)                                               $     (0.06)

Average shares outstanding                          92,790,015                                                 92,790,015

(a) Reflects the revised depreciation of property and equipment and amortization of goodwill and intangible assets.

(b) Reflects the reclassification of certain Austad expenses to conform to Hanover's method of presentation.

(c) Reflects the cost savings to Austad from the reduced telecommunication rate under Hanover's contract.

(d) Reflects increased interest expense from the $4,400 of incremental Hanover borrowings, partially offset by reduced interest expense from the reduction of Austad's short term borrowings.

(e) Due to the debit balance in the minority interest account, there is no minority interest impact on the statement of operations.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          HANOVER DIRECT, INC.
                                          ---------------------------------
                                             (Registrant)

June 9, 1995                              /s/ Wayne P. Garten
                                          ---------------------------------
                                          Name: Wayne P. Garten
                                          Title: Executive Vice President &
                                                 Chief Financial Officer

                                  EXHIBIT INDEX

  Exhibit                                                                                Page
  Number           Description of Exhibit                                                Number
  -------          ----------------------                                                ------
  (1)              Stock Purchase Agreement, dated as of May 19, 1995, among The
                   Austad Company, Hanover Direct, Inc., David Austad, individually and as custodian, Denise Austad, Austad Holdings, Inc. and certain former stockholders of The Austad Company.

                                      6